Exhibit 99.1

THE MARCUS CORPORATION REPORTS SECOND QUARTER FISCAL 2024 RESULTS
Momentum Building for Marcus Theatres; Continued Strong Performance From Marcus Hotels & Resorts
Milwaukee, August 1, 2024 … The Marcus Corporation (NYSE: MCS) today reported results for the second quarter fiscal 2024 ended June 27, 2024.

“Marcus Hotels & Resorts continued its strong performance in the second quarter of fiscal 2024 as group demand continued to improve, especially midweek, and the summer travel season got started,” said Gregory S. Marcus, chief executive officer of The Marcus Corporation. “While last year’s Hollywood strikes continued to impact Marcus Theatres’ results in April and May, there was a notable positive shift in June and we ended the quarter with much stronger momentum. The blockbuster performances of Inside Out 2 and Deadpool & Wolverine, along with other strong performances from recent films like Despicable Me 4 and Twisters, continue to affirm that consumers crave seeing great movies on the big screen. As we look ahead to the second half of 2024, we are encouraged by improving trends in both businesses, including continued strong group bookings in our hotel business and an improving slate of exciting films anticipated in our theatre business.”
Second Quarter Fiscal 2024 Highlights
•Total revenues for the second quarter of fiscal 2024 were $176.0 million, a 15.0% decrease from total revenues of $207.0 million for the second quarter of fiscal 2023.
•Operating income was $2.2 million for the second quarter of fiscal 2024, compared to operating income of $20.8 million for the prior year quarter.
•Net loss was $20.2 million for the second quarter of fiscal 2024, compared to net income of $13.5 million for the same period in fiscal 2023. Net loss for the second quarter of fiscal 2024 was negatively impacted by $15.0 million, or $0.47 per share, of debt conversion expense and related tax impacts of the previously announced convertible senior notes repurchases. Excluding the impacts of the convertible senior notes repurchases, net loss was $5.2 million for the second quarter of fiscal 2024.
•Net loss per diluted common share was $0.64 for the second quarter of fiscal 2024, compared to net earnings per diluted common share of $0.35 for the second quarter of fiscal 2023. Excluding the impacts of the convertible senior notes repurchases, net loss per diluted common share was $0.17 for the second quarter of fiscal 2024.
•Adjusted EBITDA was $22.0 million for the second quarter of fiscal 2024, compared to Adjusted EBITDA of $38.7 million for the prior year quarter.

First Half Fiscal 2024 Highlights
•Total revenues for the first half of fiscal 2024 were $314.6 million, a 12.4% decrease from total revenues of $359.3 million for the first half of fiscal 2023.

•Operating loss was $14.4 million for the first half of fiscal 2024, compared to operating income of $11.8 million for the first half of fiscal 2023.
•Net loss was $32.1 million for the first half of fiscal 2024, compared to net income of $4.0 million for the for the first half of fiscal 2023. Net loss for the first half of fiscal 2024 was negatively impacted by $15.0 million, or $0.47 per share, of debt conversion expense and related tax impacts of the previously announced convertible senior notes repurchases. Excluding the impacts of the convertible senior notes repurchases, net loss was $17.1 million for the first half of fiscal 2024.
•Net loss per diluted common share was $1.03 for the first half of fiscal 2024, compared to net earnings per diluted common share of $0.13 for the first half of fiscal 2023. Excluding the impacts of the convertible senior notes repurchases, net loss per diluted common share was $0.56 for the first half of fiscal 2024.
•Adjusted EBITDA was $24.3 million for the first half of fiscal 2024, compared to Adjusted EBITDA of $48.2 million for the first half of fiscal 2023.
Marcus® Hotels & Resorts

Marcus Hotels & Resorts reported total revenues before cost reimbursements of $63.8 million in the second quarter of fiscal 2024, a 5.6% increase over the prior year period. Revenue per available room, or RevPAR, increased 6.5% in the second quarter of fiscal 2024 compared to the second quarter of fiscal 2023, resulting in the division outperforming the industry and its competitive sets by 3.5 and 1.9 percentage points, respectively.

“Total occupancy neared pre-pandemic levels during the second quarter of fiscal 2024, driven by strong group demand, especially on weekdays, and the start of the peak travel season,” said Michael R. Evans, president of Marcus Hotels & Resorts. “Our Milwaukee properties recently hosted thousands of guests for five sold out nights during the Republican National Convention, and I congratulate all our associates on a job exceptionally well done. Looking ahead, we remain encouraged by positive group booking trends across our portfolio for the remainder of 2024, 2025 and beyond. As the summer travel, festival and convention season continues, we look forward to continuing to showcase our award-winning properties and world-class hospitality to more leisure travelers and groups alike.”

Continued improvements in group business drove occupancy growth of 4.5 percentage points during the second quarter of fiscal 2024. Group booking pace for the remainder of fiscal 2024 is running ahead of comparable pace during the same period in fiscal 2023, even when excluding bookings related to the Republican National Convention in July 2024. Fiscal 2025 booking pace is also running significantly ahead compared to the same period last year, with banquet and catering revenue pace running similarly ahead.

The Pfister Hotel in Milwaukee is in the final phases of its $20 million reinvestment, with finishing touches continuing in the hotel’s first floor public spaces. The hotel recently completed renovations of its historic guest rooms, which followed the full revitalization of The Pfister’s ballrooms and meeting and event spaces which were completed in September 2023.

Marcus Theatres®

The lingering effects of the nearly four-month long WGA and SAG-AFTRA labor strikes in 2023 continued to impact results, with weaker performances from films in April and May, followed by stronger film product in June. As a result, Marcus Theatres reported total revenue of $101.5 million in the second quarter of fiscal 2024, compared to $136.9 million in the second quarter of fiscal 2023. Division operating income of $2.8 million and Adjusted EBITDA of $15.1 million were down in the second quarter due to decreased attendance. Average ticket price decreased 3.1% with an increase in promotions and a higher percentage of attendance on Value Tuesday, while average concession revenues per person increased by 2.3%.

As part of Marcus Theatres’ initiatives to drive attendance and appeal to value oriented customers, the division launched its Everyday Matinee program during the second quarter, which offers a $7 ticket for kids and seniors for all shows starting before 4 p.m. In addition, Marcus Theatres continued to enhance its Value Tuesday promotion, bringing back a free complimentary size popcorn for members of the Magical Movie Rewards loyalty program.

“We are starting to see the impact of the last year’s Hollywood strikes lessen, with a larger quantity of exciting wide-release films on the horizon,” said Mark A. Gramz, president of Marcus Theatres. “Inside Out 2 opened with a huge success in the second quarter of 2024, and continued its strong run in July to become the highest grossing animated movie ever. Inside Out 2, Bad Boys: Ride or Die, and IF performed particularly well in our primarily Midwestern markets during the second quarter of fiscal 2024. As we head into the second half of the year, the momentum has continued with Despicable Me 4 and Twisters off to strong showings in our markets, and the blockbuster Deadpool & Wolverine opened last weekend with much excitement from moviegoers. We continue to see an improving film slate with several highly anticipated new wide releases this fall such as Beetlejuice Beetlejuice and Joker: Folie a Deux, along with a number of exciting films slated for the remainder of the year.”

While schedule changes may occur, new films expected to be released during the remainder of fiscal 2024 that have the potential to perform well include Beetlejuice Beetlejuice, Joker: Folie A Deux, Smile 2, Venom: The Last Dance, Gladiator II, Wicked Part One, Moana 2, Mufasa: The Lion King, and Sonic the Hedgehog 3, among others.
Balance Sheet and Liquidity

The Marcus Corporation’s financial position remains strong with $208.0 million in cash and revolving credit availability at the end of the second quarter of fiscal 2024.

As previously announced, during the second quarter of fiscal 2024 the Company entered into agreements for $86.4 million aggregate principal amount of privately negotiated cash repurchases effected over two separate repurchase tranches (the “Repurchases”) of the Company’s 5.00% Convertible Senior Notes due 2025 (the “Convertible Senior Notes”). The first repurchase transaction retired $40 million aggregate principal amount of Convertible Senior Notes and closed during the second quarter of fiscal 2024 on June 14, 2024. The second repurchase transaction retired $46.4 million aggregate principal amount of Convertible Senior Notes and closed during the third quarter of fiscal 2024 on July 16, 2024. In connection with the Repurchases, the Company entered into unwind agreements with certain financial institutions to terminate a portion of the existing capped call transactions in a notional amount equal to the aggregate principal amount of the Repurchases.

The final cash cost of the $86.4 million aggregate principal amount of Convertible Senior Notes repurchases, net of the cash received from the unwind of the capped call transactions, was $87.9 million. Following the completion of the Repurchases, $13.6 million aggregate principal amount of the Convertible Senior Notes remains outstanding.

In connection with the Repurchases, the required accounting for the transactions resulted in the Company recognizing $13.9 million of debt conversion expense during the second quarter of fiscal 2024, while the unwind of the capped call transactions resulted in a $12.9 million increase in shareholders equity during the second quarter of fiscal 2024. In addition, income tax expense (benefit) during the second quarter of fiscal 2024 was negatively impacted by $1.1 million for the related noncash tax impacts of the capped call unwind.

In addition, on July 9, 2024, the Company completed a private placement offering of $100 million aggregate principal amount of senior notes in two tranches: $60 million aggregate principal amount of 6.89% senior notes due 2031 and $40 million aggregate principal amount of 7.02% senior notes due 2034. The net proceeds of the offering were used to refinance the Repurchases and for general corporate purposes. These refinancing transactions extended debt maturities and mark a significant step in simplifying the Company’s capital structure.

Conference Call and Webcast

The Marcus Corporation management will hold a conference call today, Thursday, August 1, 2024, at 10:00 a.m. Central/11:00 a.m. Eastern time. Interested parties may listen to the call live on the internet through the investor relations section of the company's website: investors.marcuscorp.com, or by dialing 1-404-975-4839 and entering the passcode 979410. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software.
A telephone replay of the conference call will be available through Thursday, August 8, 2024, by dialing 1-866-813-9403 and entering passcode 848375. The webcast will be archived on the company’s website until its next earnings release.

For additional information, contact:
Chad Paris
(414) 905-1100
investors@marcuscorp.com
Non-GAAP Financial Measure

Adjusted EBITDA has been presented in this press release as a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. The company defines Adjusted EBITDA as net earnings (loss) attributable to The Marcus Corporation before investment income or loss, interest expense, other expense, gain or loss on disposition of property, equipment and other assets, equity earnings or losses from unconsolidated joint ventures, net earnings or losses attributable to noncontrolling interests, income taxes, depreciation and amortization and non-cash share-based compensation expense, adjusted to eliminate the impact of certain items that the company does not consider indicative of its core operating performance. A reconciliation of this measure to the equivalent measure under GAAP, along with reconciliations of this measure for each of our operating segments, are set forth in the attached table.

Adjusted EBITDA is a key measure used by management and the company’s board of directors to assess the company’s financial performance and enterprise value. The company believes that Adjusted EBITDA is a useful measure, as it eliminates certain expenses and gains that are not indicative of the company’s core operating performance and facilitates a comparison of the company’s core operating performance on a consistent basis from period to period. The company also uses Adjusted EBITDA as a basis to determine certain annual cash bonuses and long-term incentive awards, to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies, to make budgeting decisions, and to compare its performance against that of other peer companies using similar measures. Adjusted EBITDA is also used by analysts, investors and other interested parties as a performance measure to evaluate industry competitors.

Adjusted EBITDA is a non-GAAP measure of the company’s financial performance and should not be considered as an alternative to net earnings (loss) as a measure of financial performance, or any other performance measure derived in accordance with GAAP and it should not be construed as an inference that the company’s future results will be unaffected by unusual or non-recurring items. Additionally, Adjusted EBITDA is not intended to be a measure of liquidity or free cash flow for management’s discretionary use. In addition, this non-GAAP measure excludes certain non-recurring and other charges and has its limitations as an analytical tool. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of the company’s results as reported under GAAP. In evaluating Adjusted EBITDA, you should be aware that in the future the company will incur expenses that are the same as or similar to some of the items eliminated in the adjustments made to determine Adjusted EBITDA, such as acquisition expenses, preopening expenses, accelerated depreciation, impairment charges and other adjustments. The company’s presentation of Adjusted EBITDA should not be construed to imply that the company’s future results will be unaffected by any such adjustments. Definitions and calculations of Adjusted EBITDA differ among companies in our industries, and therefore Adjusted EBITDA disclosed by the company may not be comparable to the measures disclosed by other companies.
About The Marcus Corporation
Headquartered in Milwaukee, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, is the fourth largest theatre circuit in the U.S. and currently owns or operates 995 screens at 79 locations in 17 states under the Marcus Theatres, Movie Tavern® by Marcus and BistroPlex® brands. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 16 hotels, resorts and other properties in eight states.  For more information, please visit the company’s website at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the adverse effects future pandemics may have on our theatre and hotels and resorts businesses, results of operations, liquidity, cash flows, financial condition, access to credit markets and ability to service our existing and future indebtedness; (2) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division (including disruptions in the production of films due to events such as a strike by actors, writers or directors or future pandemics); (3) the effects of theatre industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (4) the effects of adverse economic conditions in our markets; (5) the effects of adverse economic conditions on our ability to obtain financing on reasonable and acceptable terms, if at all; (6) the effects on our occupancy and room rates caused by the relative industry supply of available rooms at comparable lodging facilities in our markets; (7) the effects of competitive conditions in our markets; (8) our ability to achieve expected benefits and performance from our strategic initiatives and acquisitions; (9) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, impairment losses, and preopening and start-up costs due to the capital intensive nature of our business; (10) the effects of changes in the availability of and cost of labor and other supplies essential to the operation of our business; (11) the effects of weather conditions, particularly during the winter in the Midwest and in our other markets; (12) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; (13) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, other incidents of violence in public venues such as hotels and movie theatres or epidemics; and (14) a disruption in our business and reputational and economic risks associated with civil securities claims brought by shareholders. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Our forward-looking statements are based upon our assumptions, which are based upon currently available information. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

THE MARCUS CORPORATION
Consolidated Statements of Earnings (Loss)
(Unaudited)
(in thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	June 27, 2024	June 29, 2023	June 27, 2024	June 29, 2023
Revenues:
Theatre admissions	$48,580	$68,987	$89,176	$116,622
Rooms	30,496	28,646	48,709	46,503
Theatre concessions	44,417	59,707	79,112	102,082
Food and beverage	19,272	18,573	35,435	33,766
Other revenues	22,534	21,428	42,236	41,116
	165,299	197,341	294,668	340,089
Cost reimbursements	10,733	9,666	19,911	19,194
Total revenues	176,032	207,007	314,579	359,283

Costs and expenses:
Theatre operations	52,118	66,905	97,103	117,974
Rooms	11,164	10,360	20,575	19,638
Theatre concessions	18,515	22,601	33,401	38,331
Food and beverage	15,080	14,451	28,943	28,019
Advertising and marketing	6,502	5,613	11,803	10,678
Administrative	22,630	19,466	44,032	39,317
Depreciation and amortization	16,699	15,994	32,714	31,870
Rent	6,496	6,594	12,843	13,087
Property taxes	3,688	4,532	7,619	9,289
Other operating expenses	9,741	9,636	19,611	19,287
(Gain) Loss on disposition of property, equipment and other assets	(43)	379	(20)	777
Impairment charges	472	—	472	—
Reimbursed costs	10,733	9,666	19,911	19,194
Total costs and expenses	173,795	186,197	329,007	347,461

Operating income (loss)	2,237	20,810	(14,428)	11,822

Other income (expense):
Investment income	173	359	865	619
Interest expense	(2,564)	(3,093)	(5,098)	(6,101)
Other income (expense)	(390)	(477)	(731)	(878)
Debt conversion expense	(13,908)	—	(13,908)	—
Equity losses from unconsolidated joint ventures	(50)	(31)	(437)	(202)
	(16,739)	(3,242)	(19,309)	(6,562)

Earnings (Loss) before income taxes	(14,502)	17,568	(33,737)	5,260
Income tax expense (benefit)	5,719	4,102	(1,650)	1,260
Net Earnings (Loss)	$(20,221)	$13,466	(32,087)	4,000

Net earnings (loss) per common share - diluted	$(0.64)	$0.35	$(1.03)	$0.13

Weighted average shares outstanding - diluted	32,161	40,935	32,027	31,674

THE MARCUS CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 27, 2024	December 28, 2023

Assets:

Cash and cash equivalents	$32,810	$55,589
Restricted cash	4,975	4,249
Accounts receivable	28,046	19,703
Other current assets	24,882	22,175
Property and equipment, net	685,864	682,262
Operating lease right-of-use assets	171,193	179,788
Other assets	104,328	101,337

Total Assets	$1,052,098	$1,065,103

Liabilities and Shareholders' Equity:

Accounts payable	$47,804	$37,384
Taxes other than income taxes	18,635	18,585
Other current liabilities	85,325	80,283
Current portion of finance lease obligations	2,512	2,579
Current portion of operating lease obligations	14,077	15,290
Current maturities of long-term debt	10,815	10,303
Finance lease obligations	11,578	12,753
Operating lease obligations	170,638	178,582
Long-term debt	164,862	159,548
Deferred income taxes	30,150	32,235
Other long-term obligations	46,276	46,389
Equity	449,426	471,172

Total Liabilities and Shareholders' Equity	$1,052,098	$1,065,103

THE MARCUS CORPORATION
Business Segment Information
(Unaudited)
(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total
13 Weeks Ended June 27, 2024
Revenues	$101,452	$74,497	$83	$176,032
Operating income (loss)	2,781	6,117	(6,661)	2,237
Depreciation and amortization	11,520	5,048	131	16,699
Adjusted EBITDA	15,069	11,426	(4,535)	21,960

13 Weeks Ended June 29, 2023
Revenues	$136,850	$70,066	$91	$207,007
Operating income (loss)	19,811	6,105	(5,106)	20,810
Depreciation and amortization	11,317	4,588	89	15,994
Adjusted EBITDA	31,251	11,336	(3,889)	38,698

26 Weeks Ended June 27, 2024
Revenues	$182,722	$131,694	$163	$314,579
Operating income (loss)	(2,958)	955	(12,425)	(14,428)
Depreciation and amortization	22,553	9,912	249	32,714
Adjusted EBITDA	21,225	11,415	(8,389)	24,251

26 Weeks Ended June 29, 2023
Revenues	$233,226	$125,877	$180	$359,283
Operating income (loss)	21,330	1,073	(10,581)	11,822
Depreciation and amortization	22,805	8,889	176	31,870
Adjusted EBITDA	45,054	10,926	(7,824)	48,156
Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.
Supplemental Data
(Unaudited)
(In thousands)

	13 Weeks Ended		26 Weeks Ended
Consolidated	June 27, 2024	June 29, 2023	June 27, 2024	June 29, 2023
Net cash flow provided by (used in) operating activities	$35,975	$55,060	$20,877	$47,326
Net cash flow provided by (used in) investing activities	(19,882)	(7,111)	(40,640)	(16,642)
Net cash flow provided by (used in) financing activities	1,139	(11,911)	(2,290)	(6,336)
Capital expenditures	(19,843)	(6,975)	(35,283)	(15,896)

THE MARCUS CORPORATION
Reconciliation of Net Earnings (Loss) to Adjusted EBITDA
(Unaudited)
(In thousands)

	13 Weeks Ended		26 Weeks Ended
	June 27, 2024	June 29, 2023	June 27, 2024	June 29, 2023
Net earnings (loss)	$(20,221)	$13,466	$(32,087)	$4,000
Add (deduct):
Investment income	(173)	(359)	(865)	(619)
Interest expense	2,564	3,093	5,098	6,101
Other expense (income)	390	477	731	878
(Gain) Loss on disposition of property, equipment and other assets	(43)	379	(20)	777
Equity losses from unconsolidated joint ventures	50	31	437	202
Income tax expense (benefit)	5,719	4,102	(1,650)	1,260
Depreciation and amortization	16,699	15,994	32,714	31,870
Share-based compensation (a)	2,418	1,515	4,932	3,687
Impairment charges (b)	472	—	472	—
Theatre exit costs (c)	136	—	136	—
Insured losses (d)	41	—	445	—
Debt conversion expense (e)	13,908	—	13,908	—
Adjusted EBITDA	$21,960	$38,698	$24,251	$48,156

Reconciliation of Operating income (loss) to Adjusted EBITDA by Reportable Segment
(Unaudited)
(In thousands)

	13 Weeks Ended June 27, 2024				26 Weeks Ended June 27, 2024
	Theatres	Hotels & Resorts	Corp. Items	Total	Theatres	Hotels & Resorts	Corp. Items	Total
Operating income (loss)	$2,781	$6,117	$(6,661)	$2,237	$(2,958)	$955	$(12,425)	$(14,428)
Depreciation and amortization	11,520	5,048	131	16,699	22,553	9,912	249	32,714
(Gain) loss on disposition of property, equipment and other assets	(45)	2	—	(43)	(27)	7	—	(20)
Share-based compensation (a)	164	259	1,995	2,418	604	541	3,787	4,932
Impairment charges (b)	472	—	—	472	472	—	—	472
Theatre exit costs (c)	136	—	—	136	136	—	—	136
Insured losses (d)	41	—	—	41	445	—	—	445
Adjusted EBITDA	$15,069	$11,426	$(4,535)	$21,960	$21,225	$11,415	$(8,389)	$24,251

	13 Weeks Ended June 29, 2023				26 Weeks Ended June 29, 2023
	Theatres	Hotels & Resorts	Corp. Items	Total	Theatres	Hotels & Resorts	Corp. Items	Total
Operating income (loss)	$19,811	$6,105	$(5,106)	$20,810	$21,330	$1,073	$(10,581)	$11,822
Depreciation and amortization	11,317	4,588	89	15,994	22,805	8,889	176	31,870
(Gain) loss on disposition of property, equipment and other assets	(19)	398	—	379	304	473	—	777
Share-based compensation (a)	142	245	1,128	1,515	615	491	2,581	3,687
Adjusted EBITDA	$31,251	$11,336	$(3,889)	$38,698	$45,054	$10,926	$(7,824)	$48,156

(a)Non-cash expense related to share-based compensation programs.
(b)Non-cash impairment charges related to one permanently closed theatre location in the second quarter of fiscal 2024.
(c)Non-recurring costs related to the closure and exit of one theatre location in the second quarter of fiscal 2024.
(d)Repair costs that are non-operating in nature related to insured property damage at one theatre location.
(e)Debt conversion expense for repurchases of $86.4 million aggregate principal amount of Convertible Notes. See Convertible Senior Notes Repurchases in the “Liquidity and Capital Resources” section of MD&A included in the fiscal 2024 second quarter Form 10-Q for further discussion.